                                                                    Exhibit 99.2

       Pages 38 and 39 of Form 10QSB filed with SEC on May 23, 2001

      Our foreign currency translation adjustment in shareholders' equity amounted to $(41,684) at March 31, 2001 compared to $2,356 at March 31, 2000. We have reflected the transaction gains and losses in the cash flow as the effect of exchange rate changes on cash of $(102,957) and $69,701 for the three and nine months ended March 31, 2001, compared to $5,691 and $(5,687) for the 3 and 9 months ended March 31, 2000.

      Our net cash used in investing activities for the three and nine months ended March 31, 2001 was $(5,915) and $(162,966), as compared to $43,575 and
$(345,385) in the three and nine months ended March 31, 2000. This difference is primarily a result of the $162,966 we invested in computers and related equipment for our business and personnel growth.

     In July 1999, we purchased a coach for $273,400 and made a deposit of $637,500 for our second mobile PET system. We sold them to a leasing company in late December 1999, as part of a five year lease agreement, resulting in a financing lease for the coach and the imaging system, consistent with the capitalization of our mobile system equipment leases. In August 2000, we accepted and entered into two financing leases, approximating $3 million for the coach and the imaging system, as part of a five-year lease agreement with a leasing company for our fourth and fifth mobile PET systems.

     On December 19, 2000, we entered into a three year Strategic Partnership Agreement with the GE Medical Systems division of General Electric Company. Under its terms, we are required to lease a minimum of 40 GE Advance PET NXi Scanners and a minimum of 5 PET trace Cyclotrons. Each lease has a five-year term. The total lease payments for each scanner over the term of the lease is $1,525,000, with a required annual service fee of $135,000. The total lease payments for each cyclotron over the term of the lease is $1,353,000, with a required annual service fee of $100,000. On March 5, 2001, GE Healthcare Financial Services, a division of General Electric Company, and GE Capital submitted to us a non-binding commitment for financing up to $50 million of PET Scanners. We can give no assurances that we will obtain this financing.

     The net cash provided by our financing activities for the three and nine months ended March 31, 2001 was $955,381 and $3,292,587, a result of: the private placement and issuance of 20 shares of Series B Convertible Preferred Stock and warrants for $885,000, net of issuance costs; the proceeds from a $300,000 bridge financing; an equipment loan of $108,753; payments of $304,125 and $583,106 on obligations under capital leases for the three and nine months ended March 31, 2001, compared to $71,213 and $83,078 for the three and nine months ended March 31, 2000; and the issuance of 515,000 shares of common stock, net of issuing costs.

PART II OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

     On March 27, 2001, we filed suit in the Superior Court for the State of California (San Diego) charging Southridge Capital Management, LLC ("Southridge"), Thomson Kernaghan and other defendants with stock manipulation, unfair trade practices and fraud in the inducement in connection with short selling of our common stock for the dual purpose of pushing the stock price

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down, locking in profits and converting the stock at a favorable price.
Southridge has served as our financial advisor and investment facilitator. The suit was filed after an extensive investigation that uncovered similar suits filed against the defendants. In response to our suit, on April 13, 2001, York, LLC ("York"), an off-shore Southridge entity, filed a complaint on April 13, 2001, in the United States District Court, Central District of California, for breach of contract, conversion, money had and received, unjust enrichment and breach of the covenant of good faith and fair dealing.

     On February 27, 2001, Twenty-Five-Forty, LLC filed suit against us in the Superior Court for the State of California (San Diego) for damages for breach of contract, alleging that we abandoned a sub-lease that we had entered into with the plaintiff. We have filed a cross-complaint in which we allege, among other things, that the plaintiff fraudulently induced us to enter into the contract and that accordingly the lease contract is void. Plaintiff has not yet answered the cross-complaint.

ITEM 2. CHANGES IN SECURITIES

     In April and May 2001, we raised approximately $1,150,000, net of issuing costs, from the private placement of 2,420,000 of our common shares, including 484,000 two year warrants issued to purchase our common shares at $.50 per share (subject to anti-dilution provisions), to several institutions and accredited investors. Proceeds from these private placements were used for working capital purposes. These issuances were made in reliance on the registration exemption provided by Section 506 promulgated under the Securities Act of 1933, as amended.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

      None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

      At the annual meeting of stockholders held on April 6, 2001, the following proposals were adopted by the margins indicated:

      1. To elect a Board of Directors to hold office until their successors are elected and qualified:

                                     Number of Shares
                           ------------------------------------
                               For           Withhold Authority
                           -----------       ------------------
     Paul J. Crowe         13,198,163                9,700
     Thomas G. Brown       11,425,310            1,796,200
     Brent Nelson          13,198,163                9,700
     Robert C. Bush        13,198,153                9,700
     K. Ivan F. Gothner    11,466,663            1,754,847

    2. To approve an amendment of our 1999 Stock Option Plan increasing from 6,000,000 to 8,000,000 the number of shares of our common stock which may be subject to award pursuant thereto;

                         For:       6,995,118
                         Against:     371,430
                         Abstain:      28,598




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